Infinity Property and Casualty Reports 11.6% Growth in Gross Written Premiums and Announces Additional $100 Million Share Repurchase Program.

Birmingham, Alabama - August 2, 2007 - Infinity Property and Casualty Corporation (NASDAQ: IPCC), a national provider of personal automobile insurance, today reported results for the three and six months ended June 30, 2007:

	Three Months Ended June 30,				Six Months Ended June 30,
(in millions, except per share amounts and ratios)	2007	2006	% Change		2007	2006	% Change

Gross written premiums	$255.6	$229.0	11.6%		$560.4	$489.1	14.6%
Revenues	$280.4	$254.0	10.4%		$555.3	$505.7	9.8%

Net earnings	$14.3	$20.0	(28.5%)		$36.1	$49.0	(26.3%)
Net earnings per diluted share	$0.73	$0.96	(24.0%)		$1.83	$2.35	(22.1%)

Operating earnings (1)	$17.1	$19.7	(13.2%)		$37.8	$48.6	(22.2%)
Operating earnings per diluted share (1)	$0.87	$0.95	(8.4%)		$1.92	$2.33	(17.6%)

Underwriting income (1)	$12.2	$17.2	(29.1%)		$31.4	$48.7	(35.5%)
Combined ratio	95.4%	92.7%	2.7	pts	94.0%	89.6%	4.4	pts

Return on equity	8.4%	12.4%	(4.0)	pts	10.7%	15.5%	(4.8)	pts
Operating income return on equity (1)	10.0%	12.2%	(2.2)	pts	11.2%	15.3%	(4.1)	pts

Book value per share					$35.17	$31.51	11.6%
Debt to total capital					22.6%	23.7%	(1.1)	pts

(1)	Measures used in this release that are not based on generally accepted accounting principles (“non-GAAP”) are defined at the end of this release and reconciled to the most comparable GAAP measure.

Gross written premiums for the three and six months ended June 30, 2007, grew 11.6% and 14.6%, respectively, compared with the same periods of 2006 primarily as a result of growth in California, Arizona, Florida and Texas. Personal auto gross written premiums in Infinity’s 20 targeted urban zones, which include Los Angeles, Houston, Philadelphia, Phoenix and other metropolitan areas across the nation, grew 20.0% and 24.0% during the second quarter and first six months of 2007, respectively, compared with the same periods of 2006.

Earnings and underwriting income for the three and six months ended June 30, 2006, included $5.6 million, pre-tax, ($0.18 per diluted share after-tax) and $24.6 million, pre-tax ($0.77 per diluted share after-tax), respectively, of favorable development on prior accident period loss and loss adjustment expense reserves compared with $6.1 million, pre-tax ($0.20 per diluted share after-tax) and $7.2 million, pre-tax ($0.24 per diluted share after-tax) of favorable development for the three and six months ended June 30, 2007, respectively. Excluding favorable development, the combined ratio for the second quarter of 2007 was 97.7% compared with 95.1% for the second quarter of 2006. The increase in combined ratio is primarily a result of increasing frequency trends. The combined ratio for the six months ended June 30, 2007 and 2006 was 95.3% and 94.9%, respectively.

Operating earnings, which exclude realized gains and losses, declined 13.2% for the three months ended June 30, 2007 as compared with the same period in 2006. During the second quarter of 2007, Infinity recorded $3.0 million, pre-tax, of realized losses on the sale of securities compared with a loss of $0.1 million, pretax, during the second quarter of 2006.

2007 Earnings Guidance
Infinity is affirming its operating earnings guidance of $3.35- $3.75 per diluted share.

Share Repurchase Program
Infinity repurchased 79,692 common shares during the second quarter of 2007 at an average per share price, excluding commissions, of $48.90. Infinity has approximately $87 million of capacity left under this repurchase program, which expires December 31, 2008.

In addition to the above share repurchase program and as a means to further enhance shareholder value, Infinity’s Board of Directors has authorized the Company to repurchase an additional $100 million of shares, which is to be completed over the next 90 days.

California Rate Filings
Effective April 3, 2007, California adopted amended approval regulations, which, among other changes, establishes, for personal auto and most other lines of property and casualty insurance written in California, a maximum permitted after-tax rate of return on invested capital at an insurance company level, currently set at 10.8%. In response to these amended regulations, as well as regulations adopted in October 2006 restricting the use of territory as a rating variable, Infinity has a preliminary agreement with the California Department of Insurance to reduce base rates approximately 11.2%. Approval for the base rate change is expected in the third quarter of 2007 with a fourth quarter 2007 implementation.

Forward-Looking Statements
This press release contains certain statements that may be deemed to be “forward-looking statements” that anticipate results based on our estimates, assumptions and plans that are subject to uncertainty. These statements are made subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements in this press release not dealing with historical results or current facts are forward-looking and are based on estimates, assumptions, and projections. Statements that include the words “believes,” “seeks,” “expects,” “may,” “should,” “intends,” “likely,” “targets,” “plans,” “anticipates,” “estimates” or the negative version of those words and similar statements of a future or forward-looking nature identify forward-looking statements. Examples of such forward-looking statements include statements relating to expectations concerning market conditions, premiums, growth, earnings, investment performance, expected losses, rate changes and loss experience.

Actual results could differ materially from those expected by Infinity depending on: changes in economic conditions and financial markets (including interest rates), the adequacy or accuracy of Infinity’s pricing methodologies, actions of competitors, the approval of requested form and rate changes, judicial and regulatory developments affecting the automobile insurance industry, the outcome of pending litigation against Infinity, weather conditions (including the severity and frequency of storms, hurricanes, snowfalls, hail and winter conditions), changes in driving patterns and loss trends. Infinity undertakes no obligation to publicly update or revise any of the forward-looking statements. For a more detailed discussion of some of the foregoing risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see Infinity’s filings with the Securities and Exchange Commission.

Conference Call
The Company will hold a conference call to discuss 2007 second quarter results at 11:00 a.m. (ET) today, August 2. There are two alternative communication modes available to listen to the call. Telephone access will be available by dialing 1-888-713-4214 and providing the confirmation code 32192121. Please dial 5 to 10 minutes prior to the scheduled start time. A replay of the call will also be available one hour following the completion of the call, at around 1:00 p.m. (ET), and will run until 8:00 p.m. on Thursday, August 9, 2007. To listen to the replay, dial 1-888-286-8010 and provide the confirmation code 20635348. The conference call will also be broadcast live over the Internet. To listen to the call via the Internet, go to Infinity’s website, http://www.ipacc.com, click on Investor Relations and follow the instructions at the webcast link. The archived webcast will be available on Infinity’s website approximately one hour following the completion of the call and will be available for one year.

Infinity Property and Casualty Corporation
Statement of Earnings
(in millions, except EPS)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2007	2006	2007	2006
Revenues:
Earned premiums	$264.9	$235.9	$520.8	$469.9
Net investment income	17.1	17.7	34.0	34.6
Realized gains on investments	(3.0)	(0.1)	(1.2)	0.0
Other income	1.4	0.6	1.7	1.2
Total revenues	280.4	254.0	555.3	505.7

Costs and Expenses:
Loss and loss adjustment expenses (1)	190.5	159.3	367.9	308.2
Commissions and other underwriting expenses	62.2	59.3	121.5	113.0
Interest expense	2.8	2.8	5.5	5.5
Corporate general and administrative expenses	2.1	1.9	4.1	3.8
Restructuring charge	(0.1)	-	(0.3)	-
Other expenses	0.3	1.1	1.0	1.9
Total costs and expenses	257.8	224.4	499.7	432.4

Earnings before income taxes	22.6	29.7	55.6	73.3
Provision for income taxes	8.3	9.7	19.5	24.3
Net earnings	$14.3	$20.0	$36.1	$49.0

Earnings per common share:
Basic	$0.74	$0.97	$1.85	$2.38
Diluted	$0.73	$0.96	$1.83	$2.35

Average number of common shares:
Basic	19.4	20.6	19.5	20.6
Diluted	19.6	20.8	19.7	20.9

Cash dividends per common share	$0.09	$0.075	$0.18	$0.15

Note: Columns may not foot due to rounding

Notes:
(1)
Loss and loss adjustment expenses for the three and six months ended June 30, 2007, include $6.1 million and $7.2 million of favorable development on prior accident period loss and loss adjustment expense reserves, respectively.

Loss and loss adjustment expenses for the three and six months ended June 30, 2006, include $5.6 million and $24.6 million of favorable development on prior accident period loss and loss adjustment expense reserves, respectively.

Infinity Property and Casualty Corporation
Condensed Balance Sheet
(in millions, except book value per share)

	For the Period Ended
	June 30, 2007	March 31, 2007
Assets:
Investments:
Fixed maturities, at fair value	$1,298.0	$1,239.5
Equity securities, at fair value	50.6	48.1
Total investments	1,348.6	1,287.6
Cash and cash equivalents	164.1	142.4
Accrued investment income	14.2	14.9
Agents’ balances and premiums receivable	375.2	383.6
Prepaid reinsurance premiums	2.5	3.0
Recoverables from reinsurers	28.2	30.6
Deferred policy acquisition costs	85.0	85.8
Current and deferred income taxes	41.8	23.8
Prepaid expenses, deferred charges and other assets	24.4	18.2
Goodwill	75.3	75.3
Total assets	$2,159.3	$2,065.1

Liabilities and Shareholders’ Equity:
Liabilities:
Unpaid losses and loss adjustment expenses	$610.6	$596.2
Unearned premiums	466.3	477.4
Payable to reinsurers	0.4	0.3
Long-term debt	199.5	199.4
Commissions payable	30.7	33.5
Payable for securities purchased, not paid	106.2	0.1
Accounts payable, accrued expenses and other liabilities	63.8	79.9
Total liabilities	1,477.5	1,386.8

Shareholders’ Equity:
Common stock	20.9	20.9
Additional paid-in capital	337.4	336.6
Retained earnings (1)	394.3	381.7
Other comprehensive income	(7.5)	(1.5)
Treasury stock, at cost (2)	(63.3)	(59.4)
Total shareholders’ equity	681.8	678.3
Total liabilities and shareholders’ equity	$2,159.3	$2,065.1

Shares outstanding	19.386	19.452
Book value per share	$35.17	$34.87

Note: Columns may not foot due to rounding

Notes:
(1)	Net income of $14.3 million less shareholder dividends of $1.7 million resulted in the increase in retained earnings from March 2007.

(2)	Infinity repurchased 79,692 common shares during the second quarter of 2007 at an average per share price, excluding commissions, of $48.90.

Definitions of Non-GAAP Financial and Operating Measures

Operating earnings are defined as net income, before realized gains and losses and the cumulative effect of a change in accounting principle, after tax. Infinity reports this non-GAAP measure because realized gains and losses can be volatile and because it is a measure used often by investors in evaluating insurance companies. Net earnings are the most comparable GAAP measure.

Underwriting income measures the insurer’s profit on insurance sales after all losses and expenses have been paid. It is calculated by deducting loss and loss adjustment expenses and underwriting expenses from premiums earned. Infinity reports this non-GAAP measure to show profitability before inclusion of investment income or taxes and because it is a measure used often by investors in evaluating insurance companies. Net earnings are the most comparable GAAP measure.

Below is a schedule that reconciles operating earnings and underwriting income, both non-GAAP measures, to net earnings:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
(in millions, except EPS)	2007	2006	2007	2006

Earned premiums	$264.9	$235.9	$520.8	$469.9
Loss and loss adjustment expenses	(190.5)	(159.3)	(367.9)	(308.2)
Commissions and other underwriting expenses	(62.2)	(59.3)	(121.5)	(113.0)

Underwriting income	12.2	17.2	31.4	48.7

Net investment income	17.1	17.7	34.0	34.6
Other income	1.4	0.6	1.7	1.2
Interest expense	(2.8)	(2.8)	(5.5)	(5.5)
Corporate general and administrative expenses	(2.1)	(1.9)	(4.1)	(3.8)
Restructuring charge	0.1	-	0.3	-
Other expenses	(0.3)	(1.1)	(1.0)	(1.9)

Pre-tax operating earnings	25.6	29.7	56.8	73.3

Provision for income taxes	(8.5)	(10.0)	(19.0)	(24.7)

Operating earnings, after-tax	17.1	19.7	37.8	48.6

Realized gains (losses) on investments, pre-tax	(3.0)	(0.1)	(1.2)	0.0
Provision for income taxes	1.0	0.0	0.4	(0.0)
Utilization of capital loss carry-forward	-	0.4	-	0.4
Increase in provision for tax valuation allowance	(0.8)	-	(0.9)	-
Realized gains on investments, after-tax	(2.7)	0.3	(1.7)	0.4

Net earnings	$14.3	$20.0	$36.1	$49.0

Operating earnings per share - diluted	$0.87	$0.95	$1.92	$2.33
Net realized gains on investments	(0.10)	(0.01)	(0.04)	0.00
Utilization of capital loss carry-forward	-	0.02	-	0.02
Increase in provision for tax valuation allowance	(0.04)	-	(0.05)	-
Net earnings per share - diluted	$0.73	$0.96	$1.83	$2.35

Note: Columns may not foot due to rounding

Infinity also makes available an investor supplement on our website. To access the supplemental financial information, go to www.ipacc.com and click on “Investor Relations” followed by “Quarterly Reports.”

SOURCE Infinity Property and Casualty Corporation
    -0-                 08/02/2007

Contact:	Amy Starling AVP, Investor Relations (205) 803-8186